Exhibit 99.1

FOR RELEASE July 20, 2004 at 7:30 AM EST

CONTACT:	PHIL SMITH
Chairman of the Board
TASER International, Inc.
(480) 905-2005

TASER Reports Record Quarter with 27% Sequential Growth in New Business

Company achieves $16.3 million in revenue, $4.5 million net income, $34.6 million cash balances, and earnings of $0.16 per Basic Share

SCOTTSDALE, AZ, July 20, 2004 — TASER International, Inc. (NASDAQ: TASR) a market leader in advanced non-lethal weapons reported today that revenues for the second quarter of 2004 were a record $16.3 million with earnings of $4.5 million and basic earnings per share of $0.16 ($0.14 diluted). Revenues increased 290% over the second quarter of 2003, and 24% over the previous record achieved in the first quarter of 2004. Net income grew 1,194% over the second quarter of 2003, and 26% over the first quarter of 2004. New orders received in the quarter were a record $16.7 million, an increase of 27% over the previous record quarter. As of June 30, 2004, the Company’s cash balances were approximately $34.6 million, an increase of $18.7 million from December 31, 2003.

“We are pleased to report that our new business grew at 27% sequentially from last quarter. Our business has continued to expand and we have recently revised our revenue guidance upward from 100% growth to an expected 150% revenue growth this year,” stated Rick Smith, CEO of TASER International, Inc.

“In addition to the financial milestones achieved during the second quarter, we achieved significant business milestones as well, including our first major order from the United States Department of Defense for $1.8 million dollars, the addition of our new CFO, Daniel Behrendt, to expand our management team, improvements in production yields, completion of a two for one share split, and the dismissal of two law suits successfully defended by the company,” continued Mr. Smith.

“During the second quarter, we added a record number of 996 new departments to the growing list of agencies testing or deploying TASER conducted energy weapons, increasing the total by 23% to a total of 5,388 agencies. Further, 299 police departments indicated they are implementing full deployment of our products to front line officers during the quarter, increasing the total number of full deployments by 47% to a total of 930. Because of the difficulty of collecting accurate data concerning the number of new departments, from this point forward we will focus on the number of TASER conducted energy weapons deployed by police agencies and will no longer report the number of departments,” continued Smith.

The Company would also like to report that subsequent to the issuance of the Company’s unaudited consolidated financial statements for the quarter ended March 31, 2004, the Company discovered an error in its calculation of the deferred tax benefit it derives from employees’ sale of stock obtained via the exercise of stock options. When an employee sells shares in this manner, the Company is able to obtain a tax deduction. Due to the Company’s calculation error, it understated how much its future income taxes would be reduced. The tax benefit from the stock option transactions had previously been calculated as $2.1 million. The corrected tax benefit is $8.9 million. The change affects the Company’s balance sheet and statement of cash flows only. It results in a net increase of $6.8 million to additional paid in capital that corresponds to the lower taxes that the Company will pay in the future. The Company recognizes a corresponding $6.8 million increase to deferred income tax assets. There was no impact on the Company’s results of operations, including net income or earnings per share. The Company is issuing an amended 10-QSB to reflect this restatement.

About TASER International, Inc.

TASER International, Inc. provides advanced less-lethal weapons for use in the law enforcement, private security, and personal defense markets. Its flagship ADVANCED TASER® M26 product uses proprietary technology to incapacitate dangerous, combative, or high-risk subjects that may be impervious to other less-lethal means. Its latest product, the TASER X26 is 60% smaller and lighter than the ADVANCED TASER M26 and reduces injury rates to suspects and officers, thereby lowering liability risk and improving officer safety. TASER® technology is currently in testing or deployment at over 5,400 law enforcement and correctional agencies in the U.S. and Canada. Call 480-991-0797 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

TASER International Inc.
Statements of Income
(Unaudited)

	Three Months Ended June 30,
	2004	2003
Net sales	$16,322,007	$4,184,018
Cost of products sold:
Direct manufacturing expense	4,105,537	1,271,751
Indirect manufacturing expense	1,354,247	436,820
Grant expenditures	0	0

Total cost of products sold	5,459,784	1,708,571

Gross margin	10,862,223	2,475,447

Sales, general and administrative	3,359,395	1,675,365
Research and development	212,910	223,055

Income from operations	7,289,918	577,027
Interest income	55,118	7,475
Interest expense	(392)	(1,798)
Other income (expense)	5,788	(3,567)

Income before income taxes	7,350,432	579,137
Income tax	2,860,000	232,078

Net Income	$4,490,432	$347,059

Income per share:
Basic	$0.16	$0.02
Diluted	$0.14	$0.02
Weighted average number of common and common equivalent shares outstanding:
Basic	28,779,344	16,970,178
Diluted	32,218,763	21,424,866

TASER International Inc.
Statements of Income
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Net sales	$29,458,561	$7,585,650
Cost of products sold:
Direct manufacturing expense	7,276,902	2.325,385
Indirect manufacturing expense	2,714,228	975,658
Grant expenditures	1,296	0

Total cost of products sold	9,992,426	3,301,043

Gross margin	19,466,135	4,284,607
Sales, general and administrative	5,930,556	3,004,771
Research and development	480,005	299,001

Income from operations	13,055,574	980,835
Interest income	95,799	15,832
Interest expense	0	(4,953)
Other income (expense)	6,085	(5,503)

Income before income taxes	13,157,458	986,211
Income tax	5,116,000	410,134

Net Income	$8,041,458	$576,077

Income per share:
Basic	$0.29	$0.03
Diluted	$0.26	$0.03
Weighted average number of common and common equivalent shares outstanding:
Basic	27,738,986	16,873,800
Diluted	31,256,904	21,328,482

TASER International Inc.
Balance Sheets

	(Unaudited)
	June 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$34,566,398	$15,878,326
Accounts receivable, net	6,635,023	5,404,333
Inventory, net	4,483,998	3,125,974
Prepaids and other assets	511,552	536,815
Income tax receivable	28,295	292,321
Deferred income tax asset	7,592,354	1,137,196

Total current assets	53,817,620	26,374,965
Property and equipment, net	5,792,871	3,946,881
Intangible assets, net	1,103,281	1,122,844

Total assets	$60,713,772	$31,444,690

Liabilities and stockholders’ equity:
Notes payable	—	250,000
Current portion of capital lease obligations	8,577	15,223
Accounts payable and accrued liabilities	5,113,968	3,522,439
Customer deposits	29,594	185,802

Total current liabilities	5,152,139	3,973,464
Capital lease obligations, net of current portion	1,417	3,655
Deferred income tax liability	43,652	40,121

Total liabilities	5,197,208	4,017,240
Stockholders’ equity:
Common stock	289	126
Additional paid in capital	42,297,195	22,249,702
Retained earnings	13,219,080	5,177,622

Total stockholders’ equity	55,516,564	27,427,450

Total liabilities and stockholders’ equity	$60,713,772	$31,444,690

AMENDMENT TO MARCH 31, 2004 10-QSB

The Company will be issuing an restated 10-QSB for the quarter ended March 31, 2004. The change affects the Company’s balance sheet and statement of cash flows primarily with a net increase of $6.8 million to additional paid in capital.. There was no impact on the Company’s results of operations, including net income or earnings per share. A summary of the effects of this change is as follows:

	March 31, 2004
	As Previously
	Reported	As Restated
Income tax receivable	$481,422	$292,321
Deferred income tax asset	807,742	7,765,625
Total current assets	37,935,377	44,704,159
Total assets	43,386,286	50,155,068
Additional paid-in capital	30,553,893	37,322,675
Total stockholder’s equity	39,282,826	46,051,608
Total liabilities and stockholder’s equity	43,386,286	50,155,068

     On the Statement of Cash Flows the impact of the change was:

	March 31, 2004
	As Previously
	Reported	As Restated
Deferred income taxes	$332,985	$594,554
Stock option tax benefit	2,112,116	1,661,446
Income tax receivable	(189,101)	0

Additionally, the Company added non-cash transaction information on the statement of cash flows of $7.2 million to provide additional disclosures related to the deferred income tax asset recorded from the sale of stock by employees obtained via the exercise of stock options and the increase to additional paid in capital of $8.9 million from the same transactions.

Other Selected Data:

TASER International, Inc.
Selected Cash Flows Information

	(Unaudited)
	June 30, 2004	June 30, 2003
Net Income	$8,041,458	$576,077
Depreciation & Amortization	255,364	173,728
Net cash provided by (used in) operating activities	13,174,294	347,413
Net cash used in investing activities	(2,081,791)	(1,367,996)
Net cash provided by (used in) financing activities	7,595,569	126,839
Ending Cash Balance	$34,566,398	$2,683,193

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TASER International, Inc.
Key Operating Ratios

Description	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
Working Capital	$4.8 Million	$9.4 Million	$22.4 Million	$40.6 Million	$48.7 Million
Current Ratio	3.03	3.96	6.64	11.0	10.45
Profit Margin	8.29%	17.7%	26.1%	27.0%	27.5%
Sales	$4.2 Million	$6.1 Million	$10.8 Million	$13.1 Million	$16.3 Million
Quarterly Sales per Employee	$52,300	$55,900	$71,394	$66,013	$76,991
Number of Employees	80	109	151	199	212

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.

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